Term Sheet J2 To the Prospectus dated March 29, 2007, Prospectus Supplement dated March 24, 2008, and Index Supplement dated July 15, 2008 and Product Supplement dated July 15, 2008	Filed Pursuant to Rule 433 Registration No. 333-132936-14 August 5, 2008
Credit Suisse

Structured Investments	Credit Suisse $ Average Entry Return Enhanced Notes Linked to the S&P 500® Index Due September 29, 2009

General

•
The notes are designed for investors who seek a return of three times the appreciation of the S&P 500® Index, as compared to the average Index closing level during the Lookback Observation Period, up to a maximum total return on the notes of 21.80%* at maturity.  Investors should be willing to forgo interest and dividend payments and, if the Index declines, be willing to lose some or all of their investment.

•	Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing September 29, 2009†.
•	Minimum purchase of $20,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The notes are expected to price on or about August 8, 2008 and are expected to settle on or about August 13, 2008.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor’s AA-, Moody’s Aa1)††
Index:	The S&P 500® Index (the “Index”). For more information on the Index see “The S&P 500® Index” in the accompanying index supplement.
Upside Leverage Factor:	3
Payment at Maturity:
If the Ending Index Level is greater than the Average Lookback Index Level, you will receive a cash payment that provides you with a return per $1,000 prinicpal amount of the notes equal to the Index Return multiplied by three, subject to a Maximum Return on the notes of 21.80%*.  For example, if the Index Return is equal to or more than 7.27%, you will receive the Maximum Return on the notes of 21.80%*, which entitles you to a maximum payment at maturity of $1,218 for every $1,000 principal amount of notes that you hold.  Accordingly, if the Index Return is positive, your payment per $1,000 principal amount of notes will be calculated as follows, subject to the Maximum Return:

$1,000 +[$1,000 x (Index Return x 3)] *The actual Maximum Return on the notes will be set on the pricing date and will not be less than 21.80%.

Your investment will be fully exposed to any decline in the Index.  If the Ending Index Level declines from the Average Lookback Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level declines beyond the Average Lookback Index Level.  Accordingly, if the Index Return is negative, your payment per $1,000 principal amount of notes will be calculated as follows:

$1,000 + ($1,000 x Index Return)
You will lose some or all of your investment at maturity if the Ending Index Level declines from the Average Lookback Index Level.
Index Return:	The performance of the Index from the Average Lookback Index Level to the Ending Index Level, calculated as follows:
Ending Index Level – Average Lookback Index Level
Average Lookback Index Level
The Index Return may be positive or negative.
Average Lookback Index Level:	The arithmetic average of the closing level of the Index during the Lookback Observation Period.
Ending Index Level:	The arithmetic average of the Index closing levels on each of the five Ending Averaging Dates.
Lookback Observation Period:	The 30 calendar day period from and including the pricing date.
Ending Averaging Dates†:	September 18, 2009, September 21, 2009, September 22, 2009, September 23, 2009 and September 24, 2009 (each a “Valuation Date”)
Maturity Date†:	September 29, 2009
CUSIP:	22546ECQ5

†	Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”
††
A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued by Credit Suisse, does not enhance, affect or address the likely performance of the notes other than the ability of the Issuer to meet its obligations.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-4 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, index supplement and this term sheet if you so request by calling 1-800-584-6837.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$11.00	$989.00
Total	$	$	$

(1) Certain fiduciary accounts will pay a purchase price of $989.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. JPMorgan Chase Bank, N.A. will forego fees for sales to fiduciary accounts. JPMSI will receive a fee from Credit Suisse or one of our affiliates of 1.1% of the principal amount of the notes. Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.
The notes are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

JPMorgan
Placement Agent
August 5, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the prospectus dated March 29, 2007, as supplemented by the prospectus supplement dated March 24, 2008, the product supplement dated July 15, 2008 and the index supplement dated July 15, 2008, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated March 29, 2007:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

•	Prospectus supplement dated March 24, 2008:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

•	Product supplement dated July 15, 2008:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908008181/a2186663z424b2.htm

•	Index Supplement dated July 15, 2008:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908008171/a2186865z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table and graph illustrate the hypothetical total return at maturity on the notes.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of notes to $1,000.  The hypothetical total returns set forth below assume an Average Lookback Index Level of 1260.00 and a Maximum Return on the notes of 21.80%.  The actual Average Lookback Index Level will be the arithmetic average of the closing level of the Index during the Lookback Observation Period, and will not be determined until the end of the Lookback Observation Period.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.  The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Ending Index Level	Index Return	Total Return
2268.00	80.00%	21.80%
2079.00	65.00%	21.80%
1890.00	50.00%	21.80%
1764.00	40.00%	21.80%
1638.00	30.00%	21.80%
1512.00	20.00%	21.80%
1449.00	15.00%	21.80%
1386.00	10.00%	21.80%
1351.60	7.27%	21.80%
1323.00	5.00%	15.00%
1291.50	2.50%	7.50%
1272.60	1.00%	3.00%
1260.00	0.00%	0.00%
1197.00	-5.00%	-5.00%
1134.00	-10.00%	-10.00%
1071.00	-15.00%	-15.00%
1008.00	-20.00%	-20.00%
882.00	-30.00%	-30.00%
756.00	-40.00%	-40.00%
630.00	-50.00%	-50.00%
504.00	-60.00%	-60.00%
378.00	-70.00%	-70.00%
252.00	-80.00%	-80.00%
126.00	-90.00%	-90.00%
0	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and  graph above are calculated.

Example 1: The level of the Index increases from the Average Lookback Index Level of 1260.00 to an Ending Index Level of 1323.00.  Because the Ending Index Level of 1323.00 is greater than the Average Lookback Index Level of 1260.00 and the Index Return of 5.00% multiplied by three does not exceed the hypothetical Maximum Return of 21.80%, the investor receives a payment at maturity of $ per $1,000 principal amount of notes, calculated as follows:

$1,000 + [$1,000 x (5.00% x 3)] = $1150

Example 2: The level of the Index increases from the Average Lookback Index Level of 1260.00 to an Ending Index Level of 1386.00.  Because the Index Return of 10.00% multiplied by three exceeds the hypothetical Maximum Return of 21.80%, the investor receives a payment at maturity of $1,218 per $1,000 principal amount of notes, the maximum payment on the notes.

Example 3: The level of the Index decreases from the Average Lookback Index Level of 1260.00 to an Ending Index Level of 1008.00.  Because the Ending Index Level of 1008.00 is less than the Average Lookback Index Level of 1260.00, the Index Return is negative and the investor will receive a payment at maturity of  $800 per $1,000 principal amount of notes calculated as follows:

$1,000 + ($1,000 x -20%)= $800
Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Index Return by three, up to the Maximum Return on the notes of 21.80%, or $1,218 for every $1,000 principal amount of notes.  The actual Maximum Return on the notes will be set on the pricing date and will not be less than 21.80%. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
PAYMENT AT MATURITY BASED ON THE AVERAGE INDEX CLOSING LEVEL DURING THE 30 CALENDAR DAY LOOKBACK OBSERVATION PERIOD — Your payment at maturity is determined by comparing the Ending Index Level to the Average Lookback Index Level.  The Average Lookback Index Level is equal to the average Index closing level during the Lookback Observation Period, which is the 30 calendar day period beginning on and including the pricing date.  Your payment at maturity will be determined by reference to the average Index closing level during this period and the Ending Index Level.

•
DIVERSIFICATION OF THE S&P 500® INDEX — The return on the notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “The S&P 500® Index” in the accompanying index supplement.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to ‘‘Certain U.S. Federal Income Tax Considerations’’ in this term sheet for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment.  The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative.  Your investment will be fully exposed to any decline in the Ending Index Level as compared to the Average Lookback Index Level.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Index Level is greater than the Average Lookback Index Level, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Index, which may be significant.  We refer to this percentage as the Maximum Return, which will be set on the pricing date and will not be less than 21.80%.

•
THE AVERAGE LOOKBACK INDEX LEVEL WILL NOT BE DETERMINED UNTIL THE END OF THE 30 CALENDAR DAY PERIOD FROM AND INCLUDING THE PRICING DATE — Because the Average Lookback Index Level will be the average Index closing level during the Lookback Observation Period, the Average Lookback Index Level will not be determined until the end of the Lookback Observation Period.  The Lookback Observation Period is the 30 day calendar period from and including the pricing date.  Accordingly, you will not know the Average Lookback Index Level for a significant period of time after the pricing date.  In addition, the Average Lookback Index Level may be greater than the Index Level on the pricing date, meaning that your payment at maturity may be less than the payment at maturity for similar notes linked to the Index without a lookback feature and based solely on the Index closing level on the pricing date.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  As a result, the price, if any, at which Credit Suisse (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising the Index would have.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Index;
•	interest and yield rates in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the pricing date and on the Valuation Dates could adversely affect the value of the Index and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the weekly historical Index closing levels from January 2, 2003 through August 1, 2008.  The Index closing level on August 1, 2008 was 1260.31.  We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The price source for determining the Ending Index Level will be the Bloomberg Page “SPX” or any successor page.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing levels on any trading day during the Lookback Observation Period or on any of the Valuation Dates.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

For more information on the Index see “The S&P 500® Index” in the accompanying index supplement.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the pricing date and on the Valuation Dates could adversely affect the value of the Index and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the weekly historical Index closing levels from January 2, 2003 through August 1, 2008.  The Index closing level on August 1, 2008 was 1260.31.  We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The price source for determining the Ending Index Level will be the Bloomberg Page “SPX” or any successor page.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing levels on any trading day during the Lookback Observation Period or on any of the Valuation Dates.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

For more information on the Index see “The S&P 500® Index” in the accompanying index supplement.

Certain U.S. Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date of this free writing prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Index that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute “contingent payment debt instruments” that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if

(a)
a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of less than one year, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of less than one year, such gain or loss will be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on whether (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) income and gain on such an instrument should be ordinary or capital, and (c) foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Forward Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the “Bill”) before the House Ways and Means Committee that would apply to “prepaid derivative contracts” acquired after the date of enactment of the Bill. The Bill, if enacted, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder’s tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. JPMSI will receive a fee from Credit Suisse or one of our affiliates that will not exceed $11.00 per $1,000 principal amount of notes. JPMorgan Chase Bank, N.A. will forgo fees for sales to fiduciary accounts.